Exhibit 99.1
10x Genomics Advances into Emerging Field of In Situ Analysis with Two Acquisitions
Signs Agreement to Acquire ReadCoor; Acquires Sweden’s CartaNA AB
PLEASANTON, Calif. October 5, 2020 – Continuing on its mission of mastering biology to advance human health, 10x Genomics, Inc. (Nasdaq: TXG) today announced that it has entered into a definitive agreement to acquire ReadCoor, Inc., developer of foundational In Situ technologies, based in Boston, for cash and stock consideration of $350 million. The announcement follows 10x Genomics’ acquisition of Stockholm-based CartaNA AB, developers of In Situ RNA analysis technology, in late August.
The two acquisitions will give 10x Genomics comprehensive and foundational intellectual property; key technology advances; and deep talent and expertise in the emerging In Situ field. In Situ approaches will give scientists the ability to measure large numbers of molecules directly in tissue by capturing the precise location of those molecules at sub-cellular resolution. These approaches are complementary to the company’s existing Chromium Single Cell and Visium Spatial platforms. With In Situ, 10x Genomics expects to significantly extend its product roadmap to establish the foundation for a third technology platform. In addition to supporting discoveries made by the Chromium and Visium platforms, In Situ will broaden the range of customers and enable new translational and clinical applications.
“Our goal has always been to anticipate the frontiers of biology and build products that accelerate science in exponential ways. We believe that In Situ approaches will be essential for how biological research and clinical assays will be conducted in the future. After a comprehensive assessment of In Situ efforts worldwide, we are thrilled to welcome ReadCoor and CartaNA to the 10x team,” said Serge Saxonov, co-founder and CEO of 10x Genomics. "Both companies have made significant technical advances, which will serve as a powerful foundation for future product development at 10x. We look forward to joining forces to help our customers make amazing new discoveries to advance human health.”
“We conceived of In Situ approaches early on as the best way to perform genomic analysis and develop powerful clinical applications. Since then we have been innovating and building out an extensive range of capabilities to bring those ideas to reality and transform the world of biomedicine,” said Richard Terry, founder and CEO of ReadCoor. “We have followed and been impressed with 10x Genomics for years and look forward to combining forces as we execute on a shared vision.”
“Our team has been focused on developing In Situ technologies for a number of years, starting with work at Stockholm University and Karolinska Institute,” said Malte Kuhnemund, co-founder and EVP of R&D at CartaNA. “We are thrilled to join 10x and become a part of their Swedish research center in Stockholm as we continue to build and deliver products for scientists around the globe.”
ReadCoor was spun out of George Church’s lab at Harvard University and CartaNA came out of work from Mats Nilsson’s SciLife Lab at Stockholm University. In connection with the acquisitions, George Church and Mats Nilsson will become scientific advisors to 10x Genomics.
As a result of these transactions, 10x Genomics will acquire over 110 patents and applications that cover multiple foundational In Situ analysis approaches. These add to its already comprehensive patent portfolio of over 825 issued patents and applications. 10x will fund both transactions with a combination of cash from its balance sheet as well as stock. The company expects to provide further details on the market opportunity and product strategy at a later date.
The company expects the ReadCoor acquisition to be completed later this month subject to ReadCoor shareholder approval and customary closing conditions. Goldman Sachs & Co. LLC is acting as financial advisor to ReadCoor. The CartaNA acquisition has been fully completed.

About 10x Genomics
10x Genomics is a life science technology company building products to interrogate, understand and master biology to advance human health. The company’s integrated solutions include instruments, consumables and software for analyzing biological systems at a resolution and scale that matches the complexity of biology. 10x Genomics products have been adopted by researchers around the world including 97 of the top 100 global research institutions and 19 of the top 20 global pharmaceutical companies, and have been cited in over 1,750 research papers on discoveries ranging from oncology to immunology and neuroscience. The company’s patent portfolio comprises more than 825 issued patents and patent applications.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negatives of these terms or variations of them or similar terminology. These forward-looking statements include statements concerning the expected completion of 10x Genomics, Inc.’s acquisition of ReadCoor, Inc. These statements are based on management’s current expectations, forecasts, beliefs, assumptions and information currently available to management, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect 10x Genomics, Inc.’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents 10x Genomics, Inc. files with the Securities and Exchange Commission from time to time. The forward-looking statements in this press release are based on information available to 10x Genomics, Inc. as of the date hereof, and 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing 10x Genomics, Inc.’s views as of any date subsequent to the date of this press release.
Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, its website (www.10xgenomics.com), press releases, public conference calls, public webcasts and its social media accounts as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

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